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                                                                    EXHIBIT 99.1


W-H ENERGY SERVICES LOWERS EARNINGS ESTIMATE

HOUSTON, October 20, 2003 (BusinessWire) - W-H Energy Services, Inc. (NYSE: WHQ) announced today that its third quarter earnings are expected to be lower than the previously estimated range of $0.21 to $0.25 per share. While the results for the quarter have not been finalized, the Company expects diluted earnings per share of $0.16 - $0.17 for the third quarter. Although the Company's drilling segment, particularly the directional drilling and measurement-while-drilling businesses, showed improved results as compared to the previous quarter, the Company's completion and workover segment slowed relative to its record high results posted in the prior quarter. The continued sluggish pace of Gulf of Mexico drilling activity and product/service mix also impacted third quarter performance.

The Company will release third quarter results prior to the open of the market on October 30, 2003. The earnings release will be followed by a conference call at 11:00 a.m. central time and is open to the public. The conference call will include a discussion of the third quarter 2003 results as well as expectations for the fourth quarter of 2003. A brief question and answer session will follow.

To participate by telephone, call 800/711-4000 ten to fifteen minutes prior to the scheduled starting time. Participants should inform the operator that they are calling for the W-H Energy conference call hosted by Ken White, CEO of W-H Energy. For international calls, call 801/983-4013. A rebroadcast of the call will be available through November 30, 2003 by dialing 800/839-0860 pass code 1058.

In addition, the Company's third quarter conference call will be available on a listen only basis over the internet as provided by CCBN at www.whes.com. The entire teleconference call will be broadcast live, and a replay will be available on the W-H Energy Services web site for 30 days following the event.

W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has onshore operations in the United States, Canada, Brazil, Europe, North Africa and the Middle East and offshore operations in the Gulf of Mexico, the North Sea, the Persian Gulf, the Gulf of Suez, the Mediterranean Sea and off the coast of Brazil.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, the development and implementation of new technologies and weather conditions in offshore markets. These risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.



CONTACT:  W-H Energy Services, Inc., Houston
          Shawn M. Housley, 713/974-9071